Exhibit 10.2

MODIFICATION OF LEASE AGREEMENT

1. Parties.

1.1. Lessor: UAG SA, RUT 216046790011 (formerly HERMOSISIMA S.A.) domiciled in Plaza Independencia 737 piso 2, represented herein by its directors Mr. Silvio de Souza Rocha and Oscar Leon, (hereinafter UAG)

1.2 . Lessee: SAMAN (Sociedad Anónima Molinos National Rice) registered with the RUT No. 21 000 291 0012 represented herein by Renato Gastaud and Leomar Goldoni in his capacity as representatives, domiciled for these purposes at Rambla Baltasar Brum No. 2772 of the city of Montevideo (hereinafter SAMAN);

2. Background.

2.1 . The parties entered, on November 24, 2009, into a contract that gave SAMAN a lease of an agroindustrial plant located in rural areas of the 8th Judicial Division of the Department of Rivera, enumerated with the number 1865, facing Route 44, 67,200 Km.

2.2 . Today the parties have agreed to amend clauses 8 (Investment) and 10 (Special obligation of HERMOSISMA, today UAG) of such agreement to read as follows:

3. New wording of the clause 8 (Investment)

8.1. SAMAN agreed to invest the sums necessary for the purposes of: a) expanding the total storage capacity of the plant to 10,000 tons (ten thousand tons) and b) expanding the capacity of receiving and drying grain according to that storage capacity. In order to do so, SAMAN will use the concrete bases existing at the plant.

8.2. The work to be performed by SAMAN should be limited to the estimated budget duly signed by the parties, which shall be considered part of this agreement, and which will be adjusted once work is completed according to the amounts actually invested by SAMAN.

8.3. SAMAN shall amortize the aforementioned investment over ten years through the use of the plant during this period.

8.4. If the term of the contract comes to an end before the expiration of the ten year term counted from March 1, 2011, UAG SA shall pay to SAMAN the outstanding balance, based on a mutual calculation between the Parties of the amortized amounts and UAG’s obligation established in paragraph 10 to exclusively produce rice to SAMAN, without liability to UAG. After the ten ten-years period, UAG will not owe SAMAN any amount in this regards.

4. New wording of clause 10 (UAG Special obligations).

10.1. UAG agrees to submit exclusively to SAMAN all the rice harvested in crops planted and watered by it for the duration this contract, which will be sold in advance to SAMAN in the terms and conditions of the Purchase Agreement of Rice, which, duly signed by the parties, shall be considered part of this agreement.

10.2. This obligation shall be considered as an important object of this contract and its failure shall enable SAMAN to demand the resolution of the contract plus the resulting damages.

For the record, two copies of the same tenor were executed in the city of Montevideo on October 8, 2010. Requested notarization of signatures.